**CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.**

# ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 17th day of August, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, with an address at 225 Liberty Street, 29th Floor, New York, New York 10281 ("***Agent***"). Seller is engaged in the business of the purchase and sale of works of art. Seller is acting as agent on behalf of the sole legal and beneficial owner ("***Owner***") of the work of art described on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work on behalf of Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is One Million, One Hundred Fifty Thousand Dollars ($ 1,150,000) (the "Purchase Price"). The "Closing Date" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller. The Purchase Price shall be paid as follows: (i) a deposit in the amount of Two Hundred Eighty Seven Thousand and Five Hundred Dollars ($287,500) (the "First Installment") shall be paid within thirty (30) business days of the Effective Date, and (ii) the remaining Eight Hundred Sixty Two Thousand and Five Hundred Dollars ($862,500) (the "Final Installment") shall be paid no later than ninety (90) days from the Effective Date. For the avoidance of doubt, the obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work as set forth in Section 9 below. Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice attached hereto as Exhibit A, which shall be verbally confirmed by [***] on behalf of Seller and Max Howard on behalf of Buyer prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 2 above) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit B to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending)

(collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work, and shall provide to Agent a certificate of authenticity from the artist for the Work, if applicable.

3.1.6. The condition of the Work is, and shall be upon delivery and inspection of the Work by Buyer at the Delivery Location (as defined in Section 7.1 below), as stated in the condition report attached hereto as Exhibit C (the "***Condition Report***"). Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Purchase Agreement.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller or Owner of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Purchase Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF WORK.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7.1 below), Seller shall store the Work at its premises in [***]. Seller shall notify Agent in writing prior to any relocation of the Work.

4.2. Seller agrees to ensure that an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the prior written notice to Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Buyer's acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the full Purchase Price. From and after the Effective

Date, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of the Purchase Price. Within five (5) business days of the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee.

6. TITLE. On the Closing Date, subject only to Agent's payment of the Purchase Price in accordance with this Purchase Agreement, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any evidence of title or authenticity in the possession of Seller, including, but not limited to a certificate of authenticity from the artist. Seller shall be responsible for remitting any and all applicable sales proceeds due to Owner in connection with the sale of the Work hereunder. For a period of one (1) year hereafter, Seller hereby agrees that it will not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of tokens or securities.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, Seller shall arrange for the Work to be packed and shipped to Agent's account at UOVO Delaware, located at 101 Lake Drive, Newark, Delaware 19702 (the "***Delivery Location***").

7.2. Seller shall be responsible for arranging for and paying all costs associated with crating, packing, shipping and insuring the Work from the storage location set forth in Section 4.1 to the Delivery Location and insuring the Work until the Closing Date.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement.

9. INSPECTION. The Work was inspected the week of August 15, 2022 at Seller's [***] premises on behalf of the Buyer, and a Condition Report was prepared, a copy of which is attached hereto as Exhibit C. Buyer retains the right to inspect the Work prior to the Closing Date. When the Work is delivered to the Delivery Location, UOVO shall prepare a condition report at the Agent's expense to confirm the condition of the Work matches the condition reflected in the Condition Report.

10. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Purchase Agreement by Seller; or (ii) the falsity or material inaccuracy, actual or alleged, of any of Seller's representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control), (x) Buyer shall have the right to terminate this Purchase Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and (y) if such breach or alleged breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so. For the purposes of this Section 11, "Seller" shall refer to Seller, on behalf of itself and Owner, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute

arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

*[Remainder of page intentionally left blank]*

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

**SELLER:**

**[***],**
on behalf of itself and as agent for Owner

____________________________
By:
Its:

**AGENT:**

**MASTERWORKS GALLERY, LLC**

____________________________
By: Mariya Golovina
Its: Head of Acquisitions

*[Signature Page to Purchase Agreement]*

EXHIBIT A

INVOICE

Masterworks Gallery, LLC as agent for
Masterworks Cayman SPC, acting on behalf of its
Gallery Segregated Portfolio
225 Liberty Street, 29th Floor
New York, NY, 10281
Delivery Address:
UOVO Delaware
101 Lake Drive
Newark, DE, 19702

12 August 2022

---

INVOICE [***]

---



**Cecily Brown**
*Yet to be Titled*,
2019-2020 Oil on linen
23 x 29 in. / 58.4 x 73.7 cm
(T0013448)

$ 1,150,000.00

**Total due** **$ 1,150,000.00**

This invoice is subject to the terms of the Art Purchase Agreement with the invoiced party dated August 18th, 2022

Wiring Instructions:

Please make payment by wire transfer to [***]
SWIFT Code: [***] // ABA No. [***]
Account No. [***]
JP Morgan Chase NA, 4 New York Plaza, 15th Fl, New York, NY 10004

Please quote the invoice number
Bank fees are the responsibility of the purchaser and are not to be deducted from the sale price

EXHIBIT B

BILL OF SALE

Dated: ________________, 2022

| | | |
|---|---|---|
| Sold by: | [***] | (“*Seller*”) |
| Sold to: | Gallery Segregated Portfolio<br>Masterworks Cayman, SPC<br>225 Liberty Street<br>29th Floor<br>New York, New York 10281 | (“*Buyer*”) |
| Artist: | Cecily Brown | (the “*Work*”) |
| Title: | Yet to be Titled | |
| Medium: | Oil on linen | |
| Size: | 23 x 29in (58.4 x 73.7 cm) | |
| Date: | 2019-2020 | |
| NY Sales Tax: | None Withheld; Delaware Delivery | |
| Purchase Price: | USD $1,150,000 | |

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated August 17, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:
[***],
on behalf of itself and as agent for Owner

___________________________
By:
Its:

EXHIBIT C

CONDITION REPORT